Exhibit 23.1
CONSENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated November 11, 2004, accompanying the consolidated statements of operations, stockholders’ equity and comprehensive income and cash flows for the year ended September 30, 2004 of Great Western Land and Recreation, Inc. appearing in the Annual Report of the Company to its shareholders on Form 10-K for the year ended September 30, 2005, which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned report.
/s/ GRANT THORNTON LLP
Wichita, Kansas
January 23, 2006